[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit 10.3

EXCLUSIVE LICENSE AGREEMENT

This EXCLUSIVE LICENSE AGREEMENT (the “Agreement”) made this 19th day of November, 2015 (the “Effective Date”) by and between Kissei Pharmaceutical Co., Ltd., a corporation duly organized and existing under the laws of Japan and having its registered office at 19-48, Yoshino, Matsumoto-City, Nagano- Prefecture, Japan (“Kissei”) and ObsEva SA, a corporation duly organized and existing under the laws of the Switzerland, and having its principal place of business at Chemin des Aulx, 12, 1228 Plan-les-Ouates, Switzerland (“ObsEva”). Each of Kissei and ObsEva is referred to herein as a “Party” and collectively, as the “Parties.”

WITNESSETH THAT:

WHEREAS, Kissei has developed and is still developing GnRH antagonist as a promising drug candidate with the internal development code name of KLH-2109, and is the owner of all rights and title to and interest in certain patents, patent applications and technical information relating to such drug candidate;

WHEREAS, ObsEva desires to obtain from Kissei an exclusive license with respect to such drug candidate under such Kissei patents, patent applications and technical information for the formulation, development, manufacture, marketing, distribution and sales of the pharmaceutical preparations containing such drug candidate in certain territories of the world;

WHEREAS, Kissei and ObsEva entered into the Letter Agreement -CMC Activities relating to KLH-2109 as of August 5th, 2015 (the “Letter Agreement”) in which the Parties agreed that ObsEva may conduct certain activities for research and development of KLH-2109 at its own cost and responsibility before the execution of this Agreement; and

WHEREAS, Kissei is willing to grant an exclusive license to ObsEva, under the terms and conditions hereinafter appearing.

NOW, THEREFORE, in consideration of the covenants and obligations expressed herein, and intending to be legally bound, the Parties hereto agree as follows:

1	Definitions

1.1 “Affiliate” means any and all persons, corporations, firms, partnerships, limited liability companies or other entities that control, are controlled by or are under common control with a Party to this Agreement. For the purpose of this definition, an entity will be regarded as in “control” of another if (a) it owns or directly or indirectly controls at least 50% of the voting stock of the other entity or such lesser maximum percentage permitted in those jurisdictions where majority ownership by foreign entities is prohibited, (b) it owns or has a right to at least 50% of the net assets of an entity without voting securities, or (c) it possesses, directly or indirectly, the power to direct or cause to direct the management and policies of the entity, whether through contract or otherwise.

1.2 “Combination Product” means a product containing the Compound together with one or more active ingredient, or with one or more product or component.

1.3 “Commercially Reasonable Efforts” means (a) with respect to the efforts to be expended by any Party with respect to any objective, such reasonable, diligent, and good faith efforts as such Party would normally use to accomplish a similar objective under similar circumstances, and (b) with respect to any obligation relating to research, development or commercialization of a Product by ObsEva, the application by ObsEva of the level of efforts required to carry out such obligation in a sustained manner consistent with the efforts a similarly situated biopharmaceutical company or pharmaceutical company, as the case may be, devotes to a product of similar market potential, profit potential or strategic value resulting from its own research efforts.

1.4 “Compound” means KLH-2109 [*], which is further described in Exhibit A, and any and all compounds included in the composition of matter patent for KLH-2109 [*] ([*], which is one of the Kissei Patents).

1.5 “CoG” has the meaning set forth in Section 5.01.

1.6 “Control” means, with respect to any Patent, Know-How or other intellectual property right, that the Party controlling such right owns a transferable interest or has a license to practice such Patent, Know-How or right and has the ability and right to grant the other Party access, a license or a sublicense (as applicable) to use – as provided for in this Agreement – such Patent, Know-How or right without violating the rights of any Third Party.

1.7 “EMA” means the European Medicines Agency, or any successor organization thereto.

1.8 “FDA” means the United States Food and Drug Administration, or any successor agency thereto.

1.9 “Field” means all prophylactic, palliative, therapeutic or diagnostic uses in humans.

1.10 “Floor Price” has the meaning set forth in Section 9.02.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.11 “Generic Competition” means the condition in any country where sales in such country by one or more Third Parties, excluding ObsEva’s sublicensees, of the products containing the Compound for the same indication exceeds [*] of the total sales (objective measure in units) in such country during two (2) consecutive calendar quarters of all products for the same indication containing the Compound (including the Product) in all dosage forms.

1.12 “Improvement” means any and all technical information, patentable or non-patentable, owned, owned jointly or Controlled by either Party or its Affiliates, licensees (in case of Kissei) or sublicensees (in case of ObsEva), which covers any improvement, invention or discovery concerning the Compound or the Product, including, without limitation, new or improved methods of manufacture, formulas, uses, indications, methods of delivery and dosage forms thereof.

1.13 “IND” means an Investigational New Drug Application (as defined in 21 C.F.R. Part 312 or any successor regulations) filed with FDA in conformance with applicable laws and regulations, for the purposes of initiating clinical trials of a pharmaceutical compound in the United States.

1.14 “JDC” has the meaning set forth in Section 6.01.

1.15 “JMC” has the meaning set forth in Section 7.03.

1.16 “Kissei Know-How” means all Know-How Controlled by Kissei or any of its Affiliates, licensees (other than ObsEva), or contractors on the Effective Date and all Know-How which becomes Controlled by Kissei or any of its Affiliates, licensees (other than ObsEva), or contractors during the term of this Agreement.

1.17 “Kissei Patents” means all Patents that relate to the Compound and Product in the ObsEva Territory Controlled by Kissei or any of its Affiliates as of the Effective Date, and all Patents that relate to the Compound, Products or Improvements thereof in the ObsEva Territory that become Controlled by Kissei or any of its Affiliates or licensees (other than ObsEva) during the term of this Agreement, which are listed in Exhibit B-1, as amended and updated from time to time under the terms of this Agreement.

1.18 “Kissei Relevant Patents” means all Patents listed in Exhibit B-2.

1.19 “Kissei Territory” means the Excluded Territories.

1.20 “Know-How” means all present and future scientific, technical, or commercial information, results and data of any type whatsoever developed or generated in relation to the Compound or the Product in the Field, in any tangible or intangible form, whether patentable or not, including, without limitation, all (i) biological, toxicological, chemical, and biochemical information, (ii) metabolic, non-clinical, pre-clinical, clinical, pharmacological, and pharmacokinetic data, (iii) physico-chemical properties, assays, formulations, quality controls, processes, synthesis processes, manufacturing methods and data, specifications, discoveries, formulae, protocols, practices, reagents, inventions, Improvement, databases and (iv) any other information relating thereto.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.21 “MAA” means a Marketing Authorization Application submitted to EMA for the purpose of obtaining European Commission approval for the marketing of the Product for the countries located within the European Union.

1.22 “Major Countries” means the United States, Germany, France, Italy, Spain, and the United Kingdom. As a correlative definition, the term “Major Country” shall mean any one of the countries specified in the previous sentence.

1.23 “Marketing Approval” means the approval of an NDA in the United States, the approval of an MAA in the EU, or any corresponding approvals in any other countries of the ObsEva Territory.

1.24 “NDA” means a new drug application submitted to the FDA in conformance with applicable laws and regulations, to obtain FDA approval for the marketing of a pharmaceutical product in the United States and all subsequent amendments and supplements to such NDA.

1.25 “Net Sales” means with respect to the Product, the gross amounts invoiced by ObsEva, its Affiliates or sublicensees to Third Party customers for sales or other transfers or disposition of the Product, less:

(i)	customary trade, quantity, and cash discounts or rebates actually allowed on the Product;

(ii)	credits or allowances given to customers for rejections or returns of the Product or on account of retroactive price reductions affecting such Product;

(iii)	amounts debited on account of bad debts with respect to Net Sales previously invoiced (provided that the net amount of any such bad debts subsequently collected shall be counted as sales);

(iv)	sales taxes, excise taxes, use taxes, import/export duties or other governmental charges actually due or incurred with respect to the production, importation, use or sale of the Product to Third Parties;

(v)	postage, shipping, and transportation charges to the extent that they are included in the price or otherwise paid by the purchaser, including insurance, for transporting the Product;

(vi)	Product rebates and Product chargebacks including those granted to managed-care entities and government agencies.

Sales or transfers of the Product among ObsEva, its Affiliates and/or sublicensees shall be excluded from the computation of Net Sales, and no royalties will be payable on such sales.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

In the event that a Product is sold in the form of a Combination Product, Net Sales for such Combination Product will be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where A is the invoice price of the Product containing a Compound as the only active ingredient if sold separately, and B is the invoice price of any other active ingredient(s), product(s), or component(s) in the Combination Product if sold separately. In the event the Product or one or more of such other active ingredient(s), product(s), or component(s) in the Combination Product are not sold separately, then the Net Sales for such Combination Product shall be determined by the Parties in good faith prior to the submission of MAA or NDA or such similar submission in other countries than European Union and the United States. In the event the Product or one or more of such other active ingredient(s), product(s), or component(s) in the Combination Product are sold separately but the basic elements including but not limited to their strength in the Combination Product is different, such Product or such other active ingredient(s), product(s), or component(s) are deemed not to be sold separately, and the Net Sales for such Combination Product shall be determined by the Parties in good faith as stipulated in the preceding sentence.

1.26 “ObsEva Know-How” means all Know-How which becomes Controlled by ObsEva or its Affiliates, sublicensees or contractors during the term of this Agreement.

1.27 “ObsEva Patents” has the meaning set forth in Section 14.02.

1.28 “ObsEva Territory” means all countries of the world, excluding Bangladesh, Bhutan, Brunei, Cambodia, China including Hong-Kong and Macao, India, Indonesia, Japan, Korea, Laos, Malaysia, Myanmar, Nepal, Palau, Philippines, Singapore, Sri Lanka, Taiwan, Thailand and Viet Nam (the “Excluded Territories”).

1.29 “Patent” means all patents and patent applications, including provisional and priority filings, and which specifically or generally claim the Compound or Product, claim a use for the Compound or Product, claim a method of making the Compound or Product or otherwise covers the Compound or Product, including but not limited to the patent applications listed in Exhibit B-1 and B-2, together in all cases with any continuations, continuations-in-part, divisions, patents of addition, reexaminations, reissues, renewals as well as extensions and supplementary protection certificates of any of the foregoing.

1.30 “Product” means any and all pharmaceutical preparations in the Field in finished dosage package forms ready for sale to Third Party which contain the Compound. For the avoidance of doubt, a Combination Product is covered by the definition of Product.

1.31 “Regulatory Filings” means (i) with respect to the United States, any IND or NDA, and (ii) with respect to countries or jurisdiction outside the United States but still within the ObsEva Territory, any filings, registrations or applications equivalent to an IND or NDA.

1.32 “Royalty” has the meaning set forth in Section 5.01.

1.33 “Royalty Period” has the meaning set forth in Section 5.04.

1.34 “Royalty Report” has the meaning set forth in Section 5.04.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.35 “Royalty Term” has the meaning set forth in Section 5.01.

1.36 “Section” means a section of this Agreement.

1.37 “Supply Price” has the meaning set forth in Section 9.02.

1.38 “Territory” means the Kissei Territory or ObsEva Territory.

1.39 “Third Party” means any party other than a Party to this Agreement and such Party’s Affiliates.

1.40 “Trademark” has the meaning set forth in Section 8.01.

1.41 “Valid Claim” means any claim contained in issued and unexpired Kissei Patents which has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency or competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through abandonment, reissue, disclaimer or otherwise.

1.42 Definitions in the singular include the plural and vice versa.

2	Grant

2.01 Grant of Rights. Kissei hereby grants to ObsEva an exclusive license, with the right to grant sublicenses, under the Kissei Patents, the Kissei Know-How, and the Trademark, for the full duration of rights protecting each of the Kissei Patents, Kissei Know-How, and Trademark, to use, import and export the Compound in the Field in the ObsEva Territory, and to make, have made, use, develop, commercialize, sell, offer to sell, import and export the Product in the Field in the ObsEva Territory.

2.02 Sublicenses. ObsEva shall inform diligently Kissei of potential ObsEva sublicensee and Kissei may submit comments to ObsEva regarding such potential sublicensee and ObsEva shall take into account the comments from Kissei in good faith if Kissei has reasonable causes for not accepting sublicensing. For clarity, ObsEva has the final decision making power. In the event ObsEva has decided to grant a sublicense to any Third Party, ObsEva shall inform Kissei of the name, location and other details of such Third Party in writing at least thirty (30) days before the sublicense is granted. Any sublicense granted by ObsEva shall have no provision that conflicts with the provisions of this Agreement.

2.03 Contractors. ObsEva may use contractors in the drug development, in Marketing Approval processes, non-clinical and clinical testing and formulation of the Compound and distribution contractors with respect to the sale and distribution of the Product, each in any country in the ObsEva Territory without informing Kissei prior to entering into such agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

2.04 Kissei Relevant Patents. Kissei shall not grant to the Third Parties a license to use, import, export, make, have made, develop, commercialize, sell, offer to sell the compound and/or the product covered by Kissei Relevant Patents in the Field in the ObsEva Territory without prior written consent of ObsEva. In the case where ObsEva decides to develop a compound which is included in the Kissei Relevant Patents with Commercially Reasonable Efforts, such compound shall be included in the definition of Compound without any additional consideration by ObsEva to Kissei.

2.05 Kissei Drug Master Files. Kissei hereby grants to ObsEva a non-exclusive right to access, reference or cross-reference all Kissei Drug Master Files (as defined in Section 3.01) for any IND and/or Marketing Approval by or for ObsEva in or for the ObsEva Territory.

3	Disclosure and Use of Know-How

3.01 Disclosure of Kissei Know-How. Promptly after the Effective Date of this Agreement, Kissei shall disclose and deliver to ObsEva, or make available to ObsEva, all of the Kissei Know-How, and from time to time thereafter during the term of this Agreement, Kissei shall disclose or make available to ObsEva all future Kissei Know-How, provided that Kissei may reserve the right not to disclose the information on manufacturing Compound to ObsEva, but Kissei shall file or cause its contract manufacturer to file a Drug Master File to the FDA, EMA and all other competent authorities implementing the same system in each country of the ObsEva Territory on the manufacturing method of Compound (each a “Kissei Drug Master File”) so that ObsEva, its Affiliates and its sublicensees may refer to the filed Kissei Drug Master File at the time of submission of IND and/or Marketing Approval by ObsEva, its Affiliates or its sublicensees. Both Parties shall cooperate in preparing the CMC (Chemistry, Manufacturing and Control) part of the IMPD (Investigational Medicinal Product Dossier) that would support a CTA (Clinical Trial Application) by ObsEva. Kissei shall ensure that the manufacturing site and facilities of Kissei’s contract manufacturer of Compound shall be maintained, and its CMC shall be performed, in conformity with the GMP requirements by the FDA, EMA and all other competent authorities in each country of the ObsEva Territory during the term of this Agreement.

3.02 Use of Kissei Know-How. Subject to Section 2, ObsEva shall have the right to use and disclose any and all Kissei Know-How received from Kissei pursuant to Sections 3.01 hereof to its Affiliates and/or its sublicensees in the ObsEva Territory for their use and subject to terms and conditions of this Agreement.

3.03 Disclosure and Use of ObsEva Know-How. ObsEva agrees to provide Kissei, from time to time during the term of this Agreement, with any and all ObsEva Know-How. Subject to Section 14, Kissei shall have the right to use and disclose the ObsEva Know-How received from ObsEva pursuant to this Section 3.03 to its Affiliates and its licensees (other than ObsEva) in the Kissei Territory and subject to terms and conditions of this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

4	Milestone Payments

4.01 Milestone Payments. In consideration of the acquisition of license rights granted to ObsEva by Kissei as of the Effective Date hereunder, ObsEva shall pay to Kissei the following milestone amounts within sixty (60) calendar days for (i) and within thirty (30) calendar days for (ii) through (vi) of the occurrence of the corresponding events described below:

	Milestone Event	Milestone Payment (US $):
(i)	Effective Date	[*]
(ii)	[*]	[*]
(iii)	[*]	[*]
(iv)	[*]	[*]
(v)	[*]
	[*]	[*]
	[*]	[*]

(vi)	Commercial Milestones

	When the annual Net Sales exceeds [*]	[*]
	When the annual Net Sales exceeds [*]	[*]
	When the annual Net Sales exceeds [*]	[*]

[*]

[*]

4.02 Non-Refundable. Any payments made by ObsEva in accordance with Section 4.01 hereof shall, once they are paid, not be refundable nor creditable for any reason whatsoever, except as expressly provided to the contrary in this Agreement.

4.03 Single Payments. The Milestone Payments specified above shall be made only once, upon the first occurrence of the Milestone Event described above, regardless of how many times such Milestone Event may be achieved.

5	Royalties

5.01 Royalty Rates and Term of Royalty. In consideration of the acquisition of license rights granted to ObsEva as of the Effective Date hereunder, ObsEva shall pay to Kissei on Net Sales of all Products, on a Product-by-Product and country-by-country basis, a non-refundable royalty ( the “Royalty”), which shall be fully included in the supply price (the “Supply Price”, as defined in Section 9.02 hereof), as follows:

(i)	ObsEva shall pay the Supply Price from the first commercial sales of the Product in countries of the ObsEva Territory until the latest of (a) the last date on which such Product is covered by a Valid Claim which Kissei has at the Effective Date hereof and during this Agreement, (b) the expiration of regulatory exclusivity period, or (c) to the extent authorized under applicable law fifteen (15) years after the first commercial sale of the Product in such country (from the first commercial sales to the latest of (a), (b) and (c) above: the “Royalty Term”).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(ii)	For each country within the ObsEva Territory where no Generic Competition exists, irrespective of existence or non-existence of Kissei Patents or ObsEva Patents, the full Supply Price shall be applied during the Royalty Term.

(iii)	Notwithstanding the above Section 5.01 (ii), for each country within the ObsEva Territory where no Valid Claim of Kissei Patents exists and no Generic Competition exists solely because of ObsEva Patent or ObsEva Patent application, the Supply Price shall be reduced to [*]

For the avoidance of doubt, the Floor Price as set out in Section 9.02 does not apply under this Section 5.01(iii).

(iv)	For each country within the ObsEva Territory where the Generic Competition exists, the Supply Price in consideration of the Trademark and Kissei Know-How license, shall be reduced to CoG [*] as described in the Section 5.01 (x). [*]

For the avoidance of doubt, the Supply Price and the Floor Price as set out in Section 9.02 do not apply under this Section 5.01 (iv).

(v)	In the case where ObsEva continues to purchase Compound from Kissei after the expiration of the Royalty Term in accordance with Section 8.02, the supply price of the Compound, in consideration of the Trademark license, shall be CoG [*] as described in the Section 5.01 (x). [*]

For the avoidance of doubt, the Supply Price and the Floor Price as set out in Section 9.02 does not apply under this Section 5.01 (v).

(vi)	ObsEva shall notify Kissei as soon as ObsEva becomes aware of the occurrence of the above (iii) through (v), and Kissei does not have an obligation to refund the ObsEva’s excess payment made to Kissei during the period from the occurrence of such event to the date of notification.

(vii)	Kissei shall disclose to ObsEva the CoG for the sole purpose of calculation stipulated in this Section. ObsEva shall have the right to have a public accounting firm review the CoG during reasonable business hours upon reasonable prior written notice to Kissei and not more often than once each Kissei’s financial year, for not more than three (3) previous years for the sole purpose of determining the appropriateness of the CoG at its cost. Kissei shall provide such public accounting firm with any relevant information and documents for such purpose. Kissei shall have the right to require said public accounting firm to sign a confidential disclosure agreement before the audit commences and such public accounting firm shall not disclose to ObsEva any information other than those contained in a report of matters relevant to the CoG. If any discrepancy between the then used CoG and the CoG in the report is found and it caused the overpayment or underpayment of ObsEva, the Parties shall refund the difference caused by such discrepancy without delay unless such discrepancy is less than [*]. In such cases and if the discrepancy is exceeding [*], Kissei shall pay the costs for the public accounting firm. In any case, ObsEva may recommend certain measures to improve the CoG after having the report, and Kissei shall take that recommendation into consideration in good faith.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(viii)	The Supply Price determined according to Section 5.01 (iii) and 5.01 (iv) and the supply price determined according to Section 5.01 (v) will be updated with the updated CoG once every Kissei’s financial year. For the avoidance of doubt, the Supply Price or the supply price shall be updated upon the first occurrence of 5.01 (iii), (iv) or (v).

(ix)	Kissei shall use Commercially Reasonable Efforts to reduce the CoG.

(x)	For the clarity purpose, the Supply Price in all case intended by both Parties in the Section 5.01 shall be as follows;

Case	the Royalty Term	after the Royalty Term
No Generic Competition except the case where only ObsEva Patents prevents Generic Competition	[*]	[*]
No Generic Competition Only ObsEva Patents prevents Generic Competition.	[*]
Generic Competition	[*]

5.02 Accrual of Royalties. No royalties shall be payable on sales between ObsEva and/or its Affiliates and/or its sublicensees, but royalties shall be payable on subsequent sales by ObsEva, its Affiliates or its sublicensees to a Third Party.

5.03 Third Party Royalties. In the event that (i) the Compound or Product is deemed by a court of competent jurisdiction to infringe a valid claim of a patent owned or Controlled by a Third Party in any country of the ObsEva Territory, or (ii) ObsEva and/or its Affiliates or its sublicensees determine, [*] that it is necessary to pay royalties or other fees to any Third Party to obtain a license to exercise any Third Parties rights in order to market, manufacture or develop the Compound or Product in any country of the ObsEva Territory, then in such event, ObsEva and its Affiliates and its sublicensees may deduct [*] of all expenses due to such Third Parties (including royalties, milestones, other license fees and other reasonable amounts expended in settlement of such claim, or for securing such rights) from the Supply Price otherwise due to Kissei under Section 5.01 for such country, [*]. The Supply Price after such reduction shall in no case be below the Floor Price.

5.04 Royalty Reports; Records. During the term of this Agreement and after the first commercial sales, ObsEva shall furnish or cause to be furnished to Kissei on a quarterly basis a written report or reports (the “Royalty Report”) covering ObsEva’s fiscal quarter (currently ending on the last day of March, June, September and December; each such fiscal quarter being sometimes referred to herein as a “Royalty Period”) showing:

(a)	the gross amount of sales to Third Party and Net Sales of all Products in each country of the ObsEva Territory during the Royalty Period;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(b)	the Supply Price, payable in US Dollars, which shall have accrued hereunder in respect to such Net Sales;

(c)	withholding taxes, if any, required by law to be deducted in respect of such royalties; and

(d)	the exchange rates used in determining the amount of US Dollars.

The Parties acknowledge that Kissei needs to obtain certain information in a certain time-frame from ObsEva for the purpose of financial reporting. The Parties shall discuss and determine such details of information and time-frame prior to the first Marketing Approval in the ObsEva Territory.

Royalty Reports shall be due on the forty-fifth (45th) calendar day following the close of each Royalty Period. In addition, ObsEva shall furnish Kissei with the expected royalty amount estimated based on the information available at the end of each Royalty Period within seven (7) calendar days following the close of each Royalty Period. ObsEva, and its Affiliates and sublicensees shall keep contemporaneous, legible, verifiable and accurate records in sufficient detail to enable the royalties payable hereunder to be determined and substantiated. A final Royalty Report shall be due upon the expiration or termination of this Agreement.

Both Parties shall discuss and determine the detailed mechanism to calculate the payment under Section 5, time-frame to make the payment and other necessary procedure by the first Marketing Approval in the ObsEva Territory.

5.05 Exchange Rates. With respect to the sales of Product invoiced in US Dollars, the Net Sales and royalty payable shall be expressed in US Dollars. With respect to the sales of Product invoiced in a currency other than US Dollars, the Net Sales and royalty payable shall be expressed in such other currency together with the US Dollar equivalent of the royalty payable, which shall be calculated using certain exchange rates, which will be agreed by the first Marketing Approval in the ObsEva Territory.

5.06 Withholding Tax. Any tax paid or required to be withheld by ObsEva on account of the milestones or royalties payable to Kissei under Section 4 and Section 5 shall be deducted from the amount of the milestones or royalties otherwise due. ObsEva shall secure and send to Kissei written proof of any such taxes withheld and incurred by ObsEva, its Affiliates or sublicensees for the benefit of Kissei in a form sufficient to satisfy the taxing agency having authority to tax such transaction. Each Party shall cooperate with the other Party in providing necessary documentation related to and claiming exemptions from such deductions or withholdings under any agreement or treaty, and both Parties shall use reasonable efforts to reduce or minimize any withholding taxes.

5.07 Audit Rights. Kissei shall have the right to have a public accounting firm of its own selection, except one to whom ObsEva or its Affiliates or its sublicensees may have reasonable objection, and at its own expense (except if the result of such audit results in a variation or error exceeding [*] of the payments that were paid to Kissei where ObsEva shall

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

bear the expense), examine the relevant books and records of account of ObsEva and its Affiliates and its sublicensees during reasonable business hours upon reasonable prior written notice to ObsEva and not more often than once each calendar year, for not more than three (3) previous years, for the sole purpose of determining whether appropriate accounting and payment have been made to Kissei hereunder. Kissei may exercise such right until the end of three (3) years after the termination or expiration of this Agreement. ObsEva shall pay to Kissei the full amount of any underpayment without delay, together with interest thereon at the rate of LIBOR plus [*] per year from the date payment was due. Said public accounting firm shall treat as confidential, and shall not disclose to Kissei, any information other than information which shall be given to Kissei pursuant to any provision of this Agreement. Such public accounting firm shall not disclose to Kissei any information other than that which should properly be contained in a report of matters relevant to Net Sales and royalties calculation and payment. ObsEva shall have the right to require said public accounting firm to sign a confidential disclosure agreement before the audit commences.

6	Development

6.01 The Joint Development Committee. (a) Promptly after the Effective Date, the Parties shall form a Joint Development Committee (the “JDC”) to oversee the development of the Compound and the Product.

The JDC will be comprised of six (6) members, three (3) of which shall be appointed by ObsEva, and three (3) of which shall be appointed by Kissei. All such members will have the ordinary experience, scientific, clinical, regulatory and/or commercial expertise, availability, skill and care required in order to fulfil their obligations as members of the JDC. Both Parties have the right to substitute their JDC members, provided each new member meets the same qualities mentioned herein above. It is the obligation of the Party whose member changed to bring the new member up-to-date on the development. The new member’s name and contact detail will be communicated by written notice in a timely manner.

Each Party will appoint one (1) contact person within its JDC members. The contact person for each Party will be determined promptly after the Effective Date.

The primary purpose of the JDC shall be to co-ordinate and share information concerning the development efforts of the Parties in their respective Territories, safety and efficacy information, and additional Know-How. Specifically, the JDC will, among others:

a)	provide a forum to share information with respect to the development schedule, plan, strategy and regulatory information for the Compound and the Product which shall give the first priority to obtain the first marketing authorization for the Product for the treatment of endometriosis (ObsEva’s development plan’s GANTT chart as of the Effective Date hereof is attached as Exhibit C hereto);

b)	review study protocols and study results for the Compound and the Product (it is understood and agreed, however, that the JDC shall not be the exclusive method of reviewing study protocols and study results, and the Parties may review protocols and study results in forums other than the JDC);

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

c)	discuss proposed publications and presentations relating to the Compound and the Product or other arising intellectual property created under this Agreement;

d)	discuss ObsEva’s out-licensing activities including partnering options in each country of the ObsEva’s Territory; and

e)	such other items to be mutually agreed by the Parties, on a case-by-case basis.

Information exchanged in a timely manner shall be limited to information for the US, EU and Japan. The exchange of information which is generated in any country other than the US, EU or Japan shall be done on a request basis.

Decisions of the JDC shall be based on consensus, and all reasonable efforts will be made to achieve such consensus. Disagreements which, despite such efforts, cannot be resolved at the JDC level, will be addressed by joint discussions between senior management of ObsEva and Kissei. In the event of a disagreement, representatives of the senior management of ObsEva and Kissei will review and discuss the disagreement, and attempt to resolve the matter in good faith. If such resolution efforts fail, each Party will retain the right of final decision with respect to matters concerning its respective Territory. Each Party shall consult with the other Party with respect to the development of the Compound and the Product in the Territory of the other Party in order to determine whether the other Party reasonably believes that the development may have a negative impact on the safety, the efficacy profile or the label of the Compound and the Product in its Territory. The consulting Party shall consider in good faith the other Party’s views and suggestions. If the consulting Party decides not to follow the other Party’s suggestions, the decision of the consulting Party shall be brought to JDC. If not resolved by JDC, the decision will be referred to the respective heads of R&D for each of ObsEva and Kissei. The respective heads of R&D for each of ObsEva and Kissei shall meet and discuss the matter and shall resolve the matter in good faith. The consulting Party shall have the sole responsibility for final decision.

The JDC shall meet formally at least semi-annually, or with such other frequency, and at such time and location as agreed upon mutually from time to time. Members of the JDC may be represented at any meeting by a designee appointed by such member for such meeting. Each Party may, in its discretion, invite non-member representatives of such Party or representatives of sublicensees in the Major Country to attend meetings of the JDC, provided that the Parties approve such Party’s invitees or representatives of sublicensees in advance. If ObsEva’s Affiliate or sublicensee is a lead sponsor for clinical studies in the US or EU, ObsEva shall invite representatives of such Affiliate or sublicensee to the JDC. At each meeting of the JDC, each Party will present to the full JDC a summary of the results of such Party’s development efforts and update on their development progress with respect to the Compound and the Product during the period of time since the previous JDC meeting.

Each Party shall provide to the other Party the draft protocols or, in case of draft protocols with non-English language, the synopsis of the draft protocols for any non-clinical or clinical studies related to the Compound prior to the commencement of such studies. The Party receiving such draft protocols or the synopsis of the draft protocols will have fourteen (14) calendar days or such other days agreed by the Parties from receipt thereof to review and comment on the draft protocols or the synopsis of the draft protocols. Each Party shall consider in good faith the other Party’s views and suggestions regarding the development program for the Product in its respective Territory, but shall develop the Product in its Territory under its

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

own responsibility and have the sole final responsibility for all decisions related thereto; provided, however, that each Party shall refrain from suggesting development activities with respect to the development of the Compound in the other Party’s Territory which may have a negative impact on the safety or efficacy profile, the label or the commercial potential of the Compound in the other Party’s Territory, and provided, further, that the Parties shall discuss in good faith and mutually agree the existence and possibility of such negative impact on the safety or efficacy profile, the label or the commercial potential of the Compound in such other Party’s Territory.

6.02 Development Costs. ObsEva shall be responsible for all costs incurred by it in non-clinical and clinical development activities related to Compound and Product in the ObsEva Territory. Kissei shall be responsible for all costs incurred by it in non-clinical and clinical development activities related to Compound and Product in the Kissei Territory. Each Party shall bear all costs incurred by their respective JDC members and invitees, and ObsEva’s sublicensees shall bear all costs incurred by them through the JDC. Both Parties equally bear the external cost for non-clinical studies (excluding CMC studies, for clarity) and clinical pharmacology studies which have not been completed on or prior to the Effective Date and are designed to meet regulatory requirements for Marketing Approval of both (i) EU or the US and (ii) Japan, such studies, its protocols and other details will be discussed and determined under JDC, and Kissei will conduct such non-clinical studies by itself or through contract laboratory. For the sake of clarity, each Party has the right to choose not to bear the cost by the initiation of each study, in case that the Party determines that the design of the study no longer meets the regulatory requirements in EU and the US in case of ObsEva or Japan in case of Kissei. ObsEva has the exclusive right, with the right to sublicense, to the results of such studies in the ObsEva Territory and Kissei has the exclusive right, with the right to sublicense, to the results of such studies in the Kissei Territory.

6.03 Commercially Reasonable Efforts. ObsEva shall use Commercially Reasonable Efforts to develop the Compound and the Product in the Field in the ObsEva Territory.

In particular, ObsEva shall use Commercially Reasonable Efforts:

(i)	to prioritize the obtaining of the marketing authorization for the Product for the treatment of endometriosis in certain countries of the Major Countries;

(ii)	not to terminate or suspend the development of the Product for the treatment of endometriosis; in case ObsEva wishes to terminate or suspend such development, it shall, prior to such termination or suspension, diligently inform Kissei of its scientific, clinical, regulatory and/or commercial reasons and Kissei may submit comments within thirty (30) calendar days following the receipt of such information, which ObsEva shall in good faith take into account;

(iii)	to perform development activities according to the development plan (of which the GANTT chart is attached hereto in Exhibit C), as amended from time to time, in Major Countries; and

(iv)	[*].

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

6.04 Regulatory Filings. In the event ObsEva or its Affiliates or its sublicensees has to file an IND, NDA, or MAA for the Compound or the Product, including any supplements which may have significant impact on development in Kissei Territory, or annual reports thereto, ObsEva shall submit to Kissei an English summary thereof for its prior review and comment and Kissei may give comments thereon, if any, within thirty (30) calendar days from the receipt thereof and ObsEva shall take into account any such comments from Kissei as long as it is scientifically and objectively appropriate and reasonable. ObsEva shall provide Kissei with a copy of all formal correspondences for the Compound or the Product with the FDA and EMA in a timely manner. Similarly, Kissei shall submit to ObsEva an English summary of IND and NDA to be filed in Japan, which should contain the elements relevant for ObsEva product development and registration , as well as for any supplements which may have significant impact on development in the ObsEva Territory, for its prior review and comment and ObsEva may give comments thereon, if any, within thirty (30) calendar days from the receipt thereof and Kissei shall take into account any such comments from ObsEva as long as it is scientifically and objectively appropriate and reasonable. Kissei shall provide ObsEva with an English summary of all formal correspondences for the Compound or the Product with the PMDA in a timely manner. The JDC determines the detailed procedure and contents for the exchange of the documents stipulated in this Section 6.04.

6.05 Development Status Report. Within thirty (30) calendar days following the close of each calendar year during the term of this Agreement, ObsEva shall issue a development status report on its development activities, as well as development activities of its Affiliates and its sublicensees in its Territory during the immediately preceding twelve (12) month period.

6.06 Exchange of Development Data. ObsEva agrees to provide Kissei, from time to time, with ObsEva Development Data relating to the Compound and the Product for the purpose of allowing Kissei to conduct its own development program with respect to the Compound in the Kissei Territory, and to file for regulatory approval in the Kissei Territory. Similarly, Kissei agrees to provide ObsEva, from time to time, with Kissei Development Data relating to the Compound and the Product for the purpose of allowing ObsEva to further its own development program with respect to the Compound in the ObsEva Territory, including filing such Kissei Development Data with regulatory agencies in the ObsEva Territory.

For purpose of this Section 6.06, “ObsEva Development Data” means all study reports for clinical and non-clinical studies, and other information reasonably requested by Kissei, and “Kissei Development Data” means all study reports for clinical and non-clinical studies, and other information reasonably requested by ObsEva. The Development Data will be provided to the other Party in English except as otherwise agreed by the Parties.

6.07 Kissei may attend meetings with key opinion leaders and meetings with authorities of EU or the US held by ObsEva, its Affiliates or its sublicensees including but not limited to the End of Phase 2 Meeting. ObsEva, its Affiliates or its sublicensees will give reasonable information to Kissei to assist it in the preparation of its participation. For the sake of clarity, ObsEva will not provide financial assistance.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

7	Marketing and Commercialization

7.01 Commercially Reasonable Efforts. ObsEva shall use Commercially Reasonable Efforts, at its own expense, to promote, market, distribute and sell the Product in the ObsEva Territory. ObsEva shall consider in good faith Kissei’s views and suggestions regarding the marketing of the Product in the ObsEva Territory, but ObsEva shall market the Product in the ObsEva Territory under its own responsibility and shall have the sole final responsibility for decisions in the ObsEva Territory. Kissei shall consider in good faith ObsEva’s views and suggestions regarding the marketing of the Product in the Kissei Territory, but Kissei shall market the Product in the Kissei Territory under its own responsibility and have the sole final responsibility for decisions in the Kissei Territory. To the extent the Parties deem appropriate, they may agree to collaborate regarding participation in international medical or scientific conferences as well as pre- and post-launch promotional activities involving the Product which are applicable and beneficial both in the ObsEva Territory and the Kissei Territory.

7.02 Pricing and reimbursement activities; Commercialization. Within ninety (90) days following receipt by ObsEva or its Affiliates or its sublicensees of a Marketing Approval of the Product for a Major Country, ObsEva shall, and shall cause its Affiliates and its sublicensees to, start pricing and reimbursement activities in such Major Country. After such pricing and reimbursement activities have been successfully completed, ObsEva shall start the marketing and sales of the Product in such Major Country using its Commercially Reasonable Efforts at its own expense and use Commercially Reasonable Efforts to promote, market, distribute and sell the Product consistent with accepted pharmaceutical business practice and applicable legal requirements. In case ObsEva or its Affiliates or sublicensees does not start the marketing and sales of the Product in the countries other than the Major Country but still in the ObsEva Territory within two (2) years of a Marketing Approval, the Parties shall discuss and determine the necessary actions for such country for the purpose of maximizing the value of the Product.

7.03 The Joint Marketing Committee. Promptly after filing the first NDA or MAA, the Parties shall form a Joint Marketing Committee (the “JMC”) to oversee marketing of the Compound and the Product. The JMC will be comprised of six (6) members, three (3) of which shall be appointed by ObsEva, and three (3) of which shall be appointed by Kissei. The primary purpose of the JMC shall be to co-ordinate and share information concerning the marketing efforts of the Parties in their respective Territories. The JMC shall meet formally at least semi-annually, or with such other frequency, and at such time and location as agreed upon mutually from time to time. Members of the JMC may be represented at any meeting by a designee appointed by such member for such meeting. Each Party may, at its sole discretion, invite non-member representatives of such Party or representatives of sublicensees to attend meetings of the JMC, provided that the Parties shall approve such Party’s invitees or representatives of sublicensees in advance subject to the Section 6.01. ObsEva submits to Kissei its three-year sales forecast on a quarterly basis from the quarter where the launch is expected in the ObsEva Territory promptly after the first NDA or MAA. After the first launch, the three-year sales forecast will be updated on a semiannually basis.

7.04 Package Design. The design of the package of the Product for sale in the ObsEva Territory will be decided by ObsEva at its sole discretion. However, ObsEva shall furnish Kissei with copies of all Product packages, package inserts and monographs as well as major promotional materials such as brochures, pamphlets and the like to be used for marketing of the Product in the ObsEva Territory. It is understood and agreed, however, that Kissei shall not use the ObsEva corporate trademarks or ObsEva corporate trade dress, without ObsEva’s

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

prior written consent. Unless prohibited by law, regulation, rule, regulatory agency policy or informal regulatory agency guidance in a country in the ObsEva Territory, all of such packages, package inserts, monographs and promotional materials shall properly and clearly indicate in such reasonable shape, size and color so as to render the indication plainly discernible and as specified or approved by Kissei the words, “developed and sold by ObsEva (or its designee) under license from Kissei Pharmaceutical Co., Ltd., Matsumoto, Japan” or such equivalent wording, to the extent authorized by applicable law, to be agreed by the Parties in a relevant language in each country of the ObsEva Territory.

7.05 Option to Co-Promote. Kissei retains the option to participate in the promotion of the Product in the United States by itself or through its Affiliates, in accordance with the following:

(i)	The Parties shall discuss the plan for commercialization in the United States from time to time during the term of this Agreement. Kissei shall retain the right for co-promotion with ObsEva, its Affiliates or its sublicensees in the United States, which is the right to contribute field force FTEs up to [*] of total per annum at Kissei’s costs [*]; such costs and range of field force FTEs shall be commercially reasonable and ObsEva shall have the right to have a public accounting firm review such range and such costs for the purpose of ensuring they are reasonable at its cost; Kissei shall provide such public accounting firm with any relevant information and documents for such purpose. Kissei shall have the right to require said public accounting firm to sign a confidential disclosure agreement before the audit commences and said public accounting firm shall not disclose to ObsEva any information other than that which should properly be contained in a report of matters relevant to such field force FTEs. Kissei shall decide to exercise the right or not, at the latest within ninety (90) days of Kissei’s receipt of the notice from ObsEva that the NDA has been filed. Upon Kissei’s exercise, the Parties will execute a co-promotion agreement;

(ii)	ObsEva, its Affiliates or its sublicensees has the casting vote on the plan for commercialization in the US, provided that ObsEva, its Affiliates or its sublicensees will take into account Kissei’s comments as far as they are reasonable and that any decision made by ObsEva, its Affiliates or its sublicensees shall be commercially reasonable for the Product and both Parties;

(iii)	Kissei’s co-promotion rights will expire in the event that Kissei becomes an Affiliate of a Third Party due to merger, consolidation, corporation combination or acquisition;

(iv)	In the event that Kissei exercises its rights to co-promote the Product hereunder, it shall do so in conformity with the commercialization strategy and marketing plan specified by ObsEva; and

(v)	The Kissei’s rights stipulated in this clause shall apply even after ObsEva sublicenses its rights in the United States to any Third Party.

7.06 Non-Competition. ObsEva shall not develop, market, nor sell GnRH agonists and GnRH antagonists other than the Compound. This non-compete clause will not apply to any ObsEva successor or permitted assignee pursuant to Section 24 to the extent that such

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

ObsEva succession or assign will have no significant negative commercial impact on the Product, provided that such successor or assignee acquirer fully endorses all ObsEva’s obligations under this Agreement. Further for the sake of clarity, the Parties have no intention to conflict with any law and regulation such as the competition law of any country and the Parties agree that this clause shall be construed to the extent allowed by applicable laws.

8	Trademark

8.01 Choice of Trademark. No later than after the start of phase III, the Parties shall discuss and determine the trademark(s) to be used for the Product in the ObsEva Territory (the “Trademark”). In such discussion, the Parties shall seek for a uniform global trademark as the Trademark which will be used in both the Kissei Territory and the ObsEva Territory as long as it is acceptable from a legal and a commercial stand point in each individual country. The details of market research and trademark validation work shall be agreed by the Parties and the cost of such activities in the ObsEva Territory shall be borne equally by the Parties. The final decision for the Trademark in the ObsEva Territory will be made by ObsEva provided that ObsEva shall consider Kissei’s reasonable request. The Trademark shall be owned and maintained by Kissei at its own cost.

8.02 Rights on Termination or Expiration. In the event of expiration of the Royalty Term in each countries of the ObsEva Territory, ObsEva and its Affiliates and sublicensees shall have an exclusive license, for the full duration of the Trademark rights, to use the Trademark in such countries of the ObsEva Territory as long as ObsEva purchases from Kissei the full amount of Compound which is necessary to manufacture the Product sold in such countries of the ObsEva Territory. For the avoidance of doubt, the full amount of royalties due by ObsEva to Kissei in consideration of such Trademark exclusive license is provided for in Section 5.01 (v).

9	Supply

9.01 Supply of the Compound. Kissei shall use Commercially Reasonable Efforts to supply to ObsEva in due time, and ObsEva shall purchase exclusively from Kissei all the required amount of Compound for ObsEva, its Affiliates and its sublicensees to make and/or have made the Product for clinical studies and commercialization in the ObsEva Territory during the term of this Agreement. As soon as possible after the Effective Date, the Parties shall enter into a Clinical Supply Agreement and a related Quality Agreement. In addition, prior to the first filing for Marketing Approval, the Parties shall enter into a Commercial Supply Agreement and a related Quality Agreement.

9.02 Supply Price. The supply price [*] as per ICC Incoterms 2010 of the Compound for development stage is [*]. The supply price [*] as per ICC Incoterms 2010 of the Compound for the commercial Product before or during the Royalty Term is [*] of the Net Sales of the Product (the “Supply Price”), it being specified that the Supply Price includes all Royalties. Notwithstanding the foregoing, in no event shall the Supply Price for the Compound be lower than [*] (respectively, the “Floor Price”). The supply price of the Compound for sample use and development use after the first Marketing Approval in the US or EU is [*]. If both Parties agree that one Party provides the other Party with some other

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

materials including but not limited to reference standard and excipients, such materials will be supplied [*] as per ICC Incoterms 2010 to the other Party at the Floor Price for reference standard, and manufacturing cost with [*] for excipients and other materials.

9.03 Supply Conditions. Kissei shall deliver the Compound [*] as per ICC Incoterms 2010 for the commercial Product during the Royalty Term and the Compound [*] as per ICC Incoterms 2010 for commercial Product after the Royalty Term, sample use and the development use after the first Marketing Approval. The shipment place shall be determined by the Parties. The details of the terms and conditions for the supply of the Compound shall be stipulated in the separate agreements referred to in Section 9.01, which shall be entered into by the Parties in due course.

9.04 Nonconforming Compound. In the event that any quantity of the Compound supplied by Kissei to ObsEva hereunder does not comply with such specifications referred to in the Quality Agreement referred to in Section 9.01 and if Kissei has confirmed the nonconformance of such quantity of the Compound, ObsEva shall have the right to request the replacement thereof by the quantity of the Compound of the quality specified in such specifications and return to Kissei such nonconforming quantity of the compound in question at Kissei’s expenses, provided that ObsEva shall notify Kissei, within a period of forty-five (45) days after receipt of such quantity of the Compound, of such nonconformance and such notification shall be made in any event before ObsEva utilizes such nonconformance quantity of the Compound in production. In the event that the concurrent quality control testing conducted by the Parties is conflicting as to the Compound’s conformance to such specifications, the Parties shall endeavor to settle such matter amicably and constructively between themselves. In the event that the Parties fail to settle such matter within thirty (30) days following ObsEva’s replacement request, the Parties shall agree to refer such allegedly nonconforming quantity of the Compound to a neutral laboratory as agreed upon between the Parties. The results of the neutral laboratory shall be final and binding upon the Parties. All expenses incurred on such analysis will be borne by the Party whose quality control does not conform to the results of the neutral laboratory. In the event that the neutral laboratory upholds the results of ObsEva relating to the quantity of the Compound being nonconforming, then Kissei shall replace at its cost and expense the entire quantity of the Compound as soon as possible. It is agreed and understood that Kissei’s responsibility under this Section shall be limited to prompt replacement of the nonconforming quantity of the Compound and that ObsEva shall store the Compound in accordance with the conditions to be agreed by both parties.

9.05 Purchase Estimate and Order. ObsEva shall submit to Kissei the following:

a)	At least [*] prior to the beginning of each calendar quarter commencing January 1, April 1, July 1, and October 1, ObsEva shall submit to Kissei a good faith written estimate of its requirements of the Compound for each of the consecutive [*] commencing from such calendar quarter;

b)	At least [*] prior to the beginning of each calendar quarter commencing January 1, April 1, July 1, and October 1, ObsEva shall submit to Kissei an updated good faith written estimate of its requirements of the Compound for each of the consecutive [*] commencing from such calendar quarter;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

c)	At least [*] prior to the beginning of each calendar quarter commencing January 1, April 1, July 1, and October 1, ObsEva shall provide Kissei with the firm order for the quantities of the Compound of which ObsEva wishes shipments during such calendar quarter. Such quantities of the compound shall in no event be lower than [*] of the quantities of the Compound indicated in the written estimate submitted by ObsEva to Kissei under (b) of this Section 9.05, unless otherwise agreed by the Parties. In the event that the quantities of the Compound ordered by ObsEva in any calendar quarter exceed [*] of the quantities of the Compound in the estimate submitted by ObsEva under (b) of this Section 9.05, Kissei shall not be obliged but shall use its Commercially Reasonable Efforts to supply ObsEva with such quantities of the Compound which exceed [*]. If for any reason (including, without limitation, due to a Force Majeure event) Kissei is unable to supply all of ObsEva’s requirements specified in ObsEva’s firm order, the available Compound shall be allocated to ObsEva, Kissei and other licensees as a relative percentage of all sales in all territories, in the proportion that the aggregate sales of Product in all territories during the immediately preceding six (6) consecutive months bears to the aggregate worldwide sales of product by Kissei and its licensees for the same period.

9.06 Buffer stock and sourcing. Kissei shall at all times maintain a buffer stock of at least [*] of the yearly requirements estimate of Compound exclusively for use in the ObsEva Territory. ObsEva also shall at all times maintain a buffer stock of at least [*] of the yearly requirements estimate of Compound or Product for use in the ObsEva Territory. Within one (1) month after the initiation of phase 3 study for endometriosis necessary and sufficient for the NDA or MAA, ObsEva shall provide Kissei with the good faith written estimate of Compound requirements up to two (2) years after the initial commercial sales in the US and EU. Unless such requirements are small enough to exclude the necessity of the back-up supplier based on the pharmaceutical industry standard, Kissei shall use Commercially Reasonable Efforts to start the process to have a back-up supplier for Compound ready to deliver i) at the first commercial sale in the US or EU, or ii) at full two (2) years after the first commercial sale, provided that, in the case of ii), Kissei shall secure a stock of at least two (2) years of Compound requirements in the purchase estimate submitted by ObsEva to Kissei in accordance with the Section 9.05, in order to comply with Section 9.01.

9.07 Manufacture and Development of the Product. (a) ObsEva shall manufacture and develop by itself or through contract manufacturers finished forms of the Product using the Compound supplied by Kissei for clinical studies and sale under this Agreement in the ObsEva Territory. ObsEva and Kissei shall fully co-operate with respect to establishing the proper manufacturing process and quality control specifications for the Product. Specifically, the Parties agree to freely exchange information concerning formulation, regulatory requirements, quality control, and other information concerning the manufacturing process for the Product. For clarity, Kissei will not make financial assistance for ObsEva’s manufacturing and developing of the Product. ObsEva shall reimburse all reasonable out-of-pocket costs incurred by Kissei for technical transfer to ObsEva or its designee. It is acknowledged that Kissei will have the right to manufacture its own Compound and finished forms of the Product for pre-clinical and clinical studies and sale in the Kissei Territory, provided, however, that Kissei shall have the option to be supplied the Product by ObsEva for use in the Kissei Territory. In such case, the Parties shall enter into a Commercial Supply Agreement and a related Quality Agreement, which shall provide that (i) ObsEva shall have priority on any available supply, (ii) ObsEva will sell the Product to Kissei at reasonable terms and conditions, and (iii) ObsEva shall determine a reasonable mark-up on top of the Product’s price in consideration of its development activities in relation to manufacturing processes.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(b) In no event, shall Kissei, its Affiliates or licensees clinically develop or sell Compound or finished forms of the Product to any Third Party in the ObsEva Territory or to any Third Party which intends to actively sell it in the ObsEva Territory.

(c) In no event, shall ObsEva its Affiliates or sublicensees clinically develop or sell Compound or finished forms of the Product to any Third Party in the Kissei Territory or to any Third Party which intends to actively sell it in the Kissei Territory.

9.08 Abandonment of Supply Right by Kissei. Notwithstanding anything provided in this Agreement, Kissei may abandon the rights to supply Compound to ObsEva stipulated in this Section 9: (i) at its discretion and by giving written notice to ObsEva before the first recruitment of patients in Phase 3 study in the ObsEva Territory or within six (6) months after ObsEva sublicenses to a Third Party for Major Countries or (ii) if Change of Control in ObsEva occurs or (iii) if supplying Compound by Kissei to ObsEva is no longer commercially viable for Kissei. In case Kissei abandons the rights to supply Compound to ObsEva, Kissei will transfer and assign the contract manufacturing agreement with Kissei’s contract manufacturer for Compound to ObsEva. In the case that such transfer/assignment is not feasible or ObsEva elects not to accept the transfer/assignment, Kissei shall give a reasonable assistance excluding financial assistance for the technology transfer to ObsEva or a Third Party designated by ObsEva, and Kissei shall continue to supply Compound required by ObsEva, its Affiliates and its sublicensees, until ObsEva or such Third Party is able to manufacture Compound in sufficient quantities and to the extent of complete substitution of the supply and such period of supply shall be reasonable (the “Transition Period”). Kissei shall cooperate with ObsEva to find a new supplier and make it be able to manufacture Compound within such Transition Period and/or assist ObsEva, its Affiliates, or sublicensees, as the case may be, to make it be able to manufacture Compound within such Transition Period. Kissei retains the right to directly contract and purchase Compound for Kissei Territory from such new supplier. If Kissei chooses to abandon the rights to supply Compound, the Parties will negotiate the execution of an amendment to this Agreement, but it is understood between the Parties that in such case the percentage of the Royalties shall be reduced (based on the percentage of the Supply Price) in order to take into account (i) ObsEva’s reasonable costs during the transition period and (ii) ObsEva’s reasonable costs of manufacturing and/or supply of the Compound. Sections 9.01 to 9.06 shall not apply as of the end of the Transition Period.

9.09 Failure of supply. Kissei shall promptly notify ObsEva if Kissei determines that it will be unable to meet the delivery date or quantity specified in any firm order. If more than once during any twelve (12) consecutive month period, (i) Kissei is unable to deliver at least [*] of any firm order placed by ObsEva in accordance with section 9.05, (ii) any firm order is delivered more than fifteen (15) days after the delivery date specified in a firm order or (iii) any Compound supplied by Kissei is determined to be nonconforming subject to section 9.04 and if Kissei is not able to cure such failure of supply within three (3) months from the date ObsEva receives a first written notice by Kissei subject to this Section due to occurrence of such failure (i), (ii) or (iii), ObsEva shall have the right to obtain a second source of supply for the Compound to supplement or replace Kissei as a supplier of the Compound under the conditions of Section 9.08.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

10	Other Kissei’s Activities with ObsEva

(a) Kissei may dispatch their employees (one at a time) to ObsEva, at Kissei’s costs, for training purpose. The details of such training dispatch shall be discussed and determined by both Parties.

(b) Kissei may support the sublicensing activity by referring interested potential sublicensees to ObsEva, without any obligation for ObsEva to enter into sublicenses with such potential sublicensees.

11	Disclaimer and Warranties

11.01 Disclaimer. Kissei does not warrant that ObsEva can successfully develop, obtain Marketing Approvals for, or market the Product in the ObsEva Territory by using and relying upon the Kissei Patents and the Kissei Know-How supplied by Kissei hereunder.

11.02 Kissei. Kissei represents and warrants to ObsEva that as of the Effective Date:

(i)	Kissei is a corporation duly organized, validly existing and in good standing under the laws of state or jurisdiction in which it is incorporated.

(ii)	Kissei has full right and authority to use the Kissei Patents and to enter into this Agreement and to grant the license and all other rights to ObsEva as herein described.

(iii)	This Agreement has been duly authorized by all requisite corporate actions, and when executed and delivered will become a valid and binding contract of Kissei enforceable against Kissei in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally from time to time in effect, and to general principles of equity.

(iv)	The execution, delivery and performance of this Agreement by Kissei does not conflict with any other agreement, contract, instrument or understanding, oral or written, to which Kissei is a Party, or by which it is bound, nor will it violate any law or regulation of any legislature, court, governmental body, administrative agency or other authority having jurisdiction over Kissei.

(v)	Attached hereto as Exhibit B-1 is a complete and accurate list of all patents and patent applications included within the Kissei Patents as of the Effective Date; Kissei is the owner of the entire rights, titles and interests in and to the Kissei Patents; Kissei will update Exhibit B-1 on a periodic basis during the term of this Agreement to include additional Kissei Patents that may be filed or issued or become modified in some respect after the Effective Date; to the best knowledge of Kissei, the issued claims included in the Kissei Patents as of the Effective Date are valid and enforceable; the patent applications included in the Kissei Patents as of the Effective Date have been duly and properly filed; however, Kissei does not warrant that the Kissei Patents will not infringe any intellectual property owned by any Third Party in the ObsEva Territory; the patents and patent applications listed on Exhibit B-1 are the only Kissei Patents Controlled by Kissei and its Affiliates as of the Effective Date covering the Compound, and to the best knowledge of Kissei, there are no patents by Third Parties that claim the composition of matter, or the use of, or a method of making, any of the Compound in the Field in the ObsEva Territory.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(vi)	Kissei has not granted as of the Effective Date, and will not grant during the term of this Agreement, any right to any Third Party relating to the Kissei Patents or the Kissei Know-How in the Field in the ObsEva Territory which would conflict with the rights granted to ObsEva hereunder.

(vii)	Kissei has taken reasonable measures to protect the confidentiality of the Kissei Know-How, and will during the term of this Agreement continue to take reasonable measures to protect the confidentiality of the Kissei Know-How; on occasions where Kissei has granted access to Third Parties to Kissei Know-How, such access has been granted pursuant to an enforceable written confidentiality agreement containing restrictions on the use of such Kissei Know-How with a term of at least [*] years; Kissei has obtained the assignment of all interests and all rights of its employees and Third Parties (including, but not limited to, contractors) with respect to the Kissei Patents in the ObsEva Territory.

(viii)	Kissei has not been served with any interference action or litigation with respect to the Kissei Patents, and Kissei has not received any communication which expressly threatens interference actions of other litigation before any patent office, court or any other governmental entity in any jurisdiction with respect to the Kissei Patents.

(ix)	Kissei has provided and will continue to provide ObsEva with all relevant material data and information generated in the course of pre-clinical and clinical testing relating to the Compound, and nothing has come to the attention of Kissei that would indicate the existence of any material side effect, carcinogenicity effect, adverse event, or any instances of deleterious physical effects or reactions resulting from, or alleged to result from the Compound.

(x)	Kissei will supply the Compound in sufficient quantities to ObsEva in accordance with and conforming to the specifications set forth in Section 9.

11.03 ObsEva. ObsEva represents and warrants to Kissei that as of the Effective Date:

(i)	ObsEva is a corporation duly organized, validly existing and in good standing under the laws of state or jurisdiction in which it is incorporated and it has full right and authority to enter into this Agreement and to accept the license granted as herein described.

(ii)	This Agreement has been duly authorized by all requisite corporate actions, and when executed and delivered will become a valid and binding contract of ObsEva enforceable against ObsEva in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally from time to time in effect, and to general principles of equity.

(iii)	The execution, delivery and performance of this Agreement by ObsEva does not conflict with any other agreement, contract, instrument or understanding, oral or written, to which ObsEva is a Party, or by which it is bound, nor will it violate any law or regulation of any legislature, court, governmental body, administrative agency or other authority having jurisdiction over ObsEva.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(iv)	It has not knowingly performed any acts that are inconsistent with the terms and purposes of this Agreement or that may infringe upon any of the rights of Kissei hereunder.

(v)	It has thoroughly studied all Know-How provided to ObsEva prior to execution of this Agreement and significant data concerning the Compound and the Product provided to ObsEva prior to execution of this Agreement, including but not limited to their safety and efficacy and risk/benefit, and ObsEva has made its own judgment to enter into this Agreement at its own risk.

(vi)	ObsEva will provide Kissei with all relevant material data and information generated in the course of pre-clinical and clinical testing relating Compound.

11.04 Limitation of Warranty. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, AND EACH PARTY HEREBY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY OF THE MATERIALS, INFORMATION, SERVICES OR LICENSES PROVIDED PURSUANT TO THIS AGREEMENT.

11.05 Performance by Affiliates. The Parties recognize that each Party may perform some or all of its obligations under this Agreement through Affiliates; provided, however, that each Party will remain responsible and liable for the performance by its Affiliates and will cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.

12	Intellectual Property

12.01 Prosecution and Maintenance. Kissei shall have full responsibility, including financial responsibility for all Kissei Patents applications, prosecution, and maintenance in the Major Countries and will use Commercially Reasonable Efforts to prosecute and maintain all Kissei Patents applications in the other countries of the ObsEva Territory. Subject to the foregoing, Kissei may promptly file patent applications in the ObsEva Territory for patentable Improvements made by Kissei.

If Kissei starts to consider abandoning any part of Kissei Patents or electing not to file, prosecute or maintain a Kissei Patent in the ObsEva Territory, it shall notify ObsEva in writing promptly and at least sixty (60) calendar days before such abandon or any deadline applicable to the filing, prosecution or maintenance of such Kissei Patent, as the case may be, or any other date by which an action must be taken to establish or preserve such Kissei Patent in such country or possession. Within thirty (30) calendar days after the receipt of such notice from Kissei, ObsEva shall notify Kissei whether ObsEva will pursue the filing or the continued prosecution or maintenance of such Kissei Patent in a country in the ObsEva Territory at its costs, under its responsibility and in its name. Kissei shall i) file or continue the prosecution or maintenance of such Kissei Patent in such country at its cost and its name instead of assigning such Kissei Patent to ObsEva, ii) immediately assign such Kissei Patent in such country to

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

ObsEva, or iii) in the case the immediate assignment is not feasible due to applicable deadline, file or continue the prosecution or maintenance of such Kissei Patent and then assign such Kissei Patent in such country to ObsEva, and ObsEva shall reimburse any cost incurred by Kissei after ObsEva’s notification to Kissei. The Kissei Patent assigned to ObsEva shall become an ObsEva Patent and ObsEva shall thereupon be responsible for all costs of filing, prosecution, and maintenance of such new ObsEva Patent for aforesaid country in the ObsEva Territory. Kissei shall provide to ObsEva and/or execute any and all documents necessary to substantiate such assignment. ObsEva shall reimburse Kissei’s cost incurred for the assignment from the time of the notification made by Kissei to ObsEva referred to in this Section 12.01. Notwithstanding anything to the contrary in this Section 12.01, Kissei shall have the right to abandon any of Kissei Relevant Patents, in any country of the ObsEva Territory at its sole discretion. However, Kissei will timely consult with ObsEva prior to any decision.

12.02 Updates. To achieve the purpose of making updates and modifications to Exhibit B-1 on the developed and/or marketed Product by ObsEva, Kissei will periodically send a list of additional patents and patent applications to be included in the Kissei Patents to ObsEva.

12.03 Validity Challenge. In the event that a Third Party attacks the validity of any particular Kissei Patents in any country of the ObsEva Territory, then Kissei shall at its own discretion, but without obligation, promptly take such legal action as is required to defend the validity of such particular Kissei Patents and ObsEva shall give all reasonable assistance (excluding financial assistance) to Kissei. ObsEva may be represented by counsel of its own selection at its own expense in any such legal action but Kissei shall have the right to control the suit and proceeding; provided, however, that Kissei shall not agree to any settlement of the suit without the prior written consent of ObsEva. If Kissei would not take legal action as is required to defend the validity of such particular Kissei Patents, ObsEva may then, at its option, assume control and defense of such claim at its expense. In the event that ObsEva assumes control of the defense, Kissei shall give all reasonable assistance to ObsEva. Kissei may be represented by counsel of its own selection at its own expense in any such legal action, but ObsEva shall have the right to control the suit and proceeding; provided, however, that ObsEva shall not agree to any settlement of the suit without the prior written consent of Kissei. Any amounts recovered by either Party pursuant to this Section will first be used to reimburse the Parties for any out-of-pocket litigation expenses (including reasonable attorney’s fees and expenses) and any other legal expenses incurred pursuant to such validity challenge. Any remaining amounts shall be attributed to ObsEva and will be deemed Net Sales subject to a royalty hereunder.

12.04 Patent Term Extension. ObsEva shall cooperate with Kissei in obtaining any extension of the term of the Kissei Patents or any other similar period of exclusivity, which may be available under the laws and regulations in any country of the ObsEva Territory.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

13	Infringement

13.01 Notification of Infringement. If either Party (i) learns of any misappropriation or any infringement or threatened infringement by a Third Party of any Kissei Patents and/or Kissei Know-How or (ii) becomes aware of any claim or action by a Third Party against either Party that claims that the Product, or its use, development, manufacture or sale infringes such Third Party’s intellectual property rights, then such Party will promptly notify the other Party and will provide such other Party with all available evidence of such misappropriation or infringement.

(i)	ObsEva will have the first right, but not the obligation, to institute, prosecute and control at its own expense, any action or proceeding with respect to infringement in the Field and in the ObsEva Territory of any Kissei Patents or Kissei Know-How in the Field and in the Territory, by counsel of its own choice, and will consult with Kissei on any actions that ObsEva proposes to take in such action or proceeding. Kissei will cooperate with ObsEva in any such action or proceeding defended or brought by ObsEva against a Third Party, and will have the right to consult with ObsEva and to participate in and be represented by independent counsel of its own choice in such litigation at its own expense.

(ii)	If ObsEva fails to bring an action or proceeding or otherwise take appropriate action in ObsEva’s discretion to abate such infringement or misappropriation in the Field and in the ObsEva Territory within a period of ninety (90) days of written notice by Kissei to ObsEva requesting such action, Kissei will have the right, but not the obligation, to bring and control, by counsel of its own choice, at its own expense, any such infringement or misappropriation action or proceeding relating to such Kissei Patents or Kissei Know-How. ObsEva will cooperate with Kissei in any such action or proceeding defended or brought by Kissei against a Third Party, and will have the right to consult with Kissei and to participate in and be represented by independent counsel of its own choice in such litigation at its own expense.

(iii)	If one Party defends or brings any such action or proceeding under this Section, the other Party agrees, at the request and expense of the first Party, to be joined as a Party plaintiff to the extent necessary to prosecute the action or proceeding and to give the first Party reasonable assistance and authority to defend, file and prosecute the suit. Any amounts recovered by either Party pursuant to this Section will first be used to reimburse the Parties for any out-of-pocket litigation expenses (including reasonable attorney’s fees and expenses) and any other legal expenses incurred pursuant to such enforcement. Any remaining amounts shall be attributed to ObsEva, to the extent such amounts are attributable to the ObsEva Territory, and will be deemed Net Sales subject to a royalty hereunder. Any remaining amounts attributable to the Kissei Territory shall be attributed to Kissei.

13.02 Settlement with a Third Party. The Party that controls the prosecution of a given action under this Section will also have the right to control settlement of an action described above; provided, however, that no settlement will be entered into with respect to a Patent without the written consent of the Party owning such Patent, if such settlement would require the Party to be subject to an injunction or make a monetary payment in excess of [*] or would restrict the claims in or invalidate any of the Patents.

14	Improvement & Grant-back

14.01 Kissei Improvements. In the event that any Improvement results from the activities undertaken by Kissei, its Affiliates or licensees pursuant to this Agreement, patentable and non-patentable inventions shall be owned by Kissei, its Affiliates or licensees. Any Improvement patents shall be included in the definition of Kissei Patents as defined in Section 1.17.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

14.02 ObsEva Improvements. In the event that any Improvement results from the activities undertaken by ObsEva or its Affiliates or sublicensees pursuant to this Agreement, patentable and non-patentable inventions shall be owned by ObsEva, its Affiliates or sublicensees; ObsEva shall have the right to file, prosecute and maintain patents on all such inventions and patentable Improvements (including such Improvements, the “ObsEva Patents”), in ObsEva Territory and Kissei Territory, at its own costs. If ObsEva starts to consider abandoning any part of ObsEva’s Patents or electing not to file, prosecute or maintain an ObsEva Patent in the Kissei Territory, it shall notify Kissei in writing promptly and at least sixty (60) calendar days before such abandon or any deadline applicable to the filing, prosecution or maintenance of such ObsEva Patent, as the case may be, or any other date by which an action must be taken to establish or preserve such ObsEva Patent in such country or possession. Within thirty (30) calendar days after the receipt of such notice from ObsEva, Kissei shall notify ObsEva whether Kissei will pursue the filing or the continued prosecution or maintenance of such ObsEva Patent in a country in the Kissei Territory at its costs, under its responsibility and in its name. ObsEva shall (i) file or continue the prosecution or maintenance of such ObsEva Patent in such country at its cost and its name instead of assigning such ObsEva Patent to Kissei, (ii) immediately assign such ObsEva Patent in such country to Kissei, or (iii) in the case the immediate assignment is not feasible due to applicable deadline, file or continue the prosecution or maintenance of such ObsEva Patent and then assign such ObsEva Patent in such country to Kissei, and Kissei shall reimburse any cost incurred by ObsEva after Kissei’s notification to ObsEva. The ObsEva Patent assigned to Kissei shall become a Kissei Patent and Kissei shall thereupon be responsible for all costs of filing, prosecution, and maintenance of such new Kissei Patent for aforesaid country in the Kissei Territory. ObsEva shall provide to Kissei and/or execute any and all documents necessary to substantiate such assignment. Kissei shall reimburse ObsEva’s cost incurred for the assignment from the time of the notification made by ObsEva to Kissei referred to in this Section 14.02.

14.03 Grant Back. ObsEva hereby grants to Kissei an exclusive (or non-exclusive, to the extent required to be non-exclusive by applicable law), royalty-free paid-up and perpetual license, with the right to sublicense, on ObsEva Patents and ObsEva Know-How, for the purpose of manufacture, development, filing the new drug application, obtaining the registration of the Compound and the Product and marketing and selling the Compound and the Product in the Kissei Territory.

15	Confidentiality

15.01 Kissei Confidential Information. Subject to any other provisions of this Agreement, ObsEva, for itself and its Affiliates and its sublicensees agrees that it shall, during the term of this Agreement and for a period of [*] years thereafter or [*] years from the Effective Date, whichever is longer, hold in confidence the Kissei Know-How defined as Kissei Confidential Information hereunder and shall not disclose such Kissei Confidential Information to any Third Party nor use such Kissei Confidential Information for any commercial purpose other than the purpose of this Agreement, without first obtaining the written consent of Kissei. The term “Kissei Confidential Information” means any and all Kissei Know-How including confidential information disclosed to ObsEva under the Letter Agreement, except as follows:

(i)	such Kissei Know-How is a part of the public domain prior to the disclosure by Kissei to ObsEva hereunder; or

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(ii)	such Kissei Know-How becomes a part of the public domain after the disclosure by Kissei to ObsEva hereunder without any breach by ObsEva of this Agreement; or

(iii)	such Kissei Know-How which ObsEva can demonstrate that it had independently developed prior to the disclosure by Kissei to ObsEva hereunder; or

(iv)	such Kissei Know-How is disclosed to ObsEva by Third Party who has the right to make such disclosure.

Nothing contained herein shall prevent ObsEva and its Affiliates and its sublicensees from disclosing any of such Kissei Confidential Information to the extent that (a) such Kissei Confidential Information is disclosed in connection with the securing of the necessary governmental authorizations for the marketing of the Product in the ObsEva Territory, or (b) such Kissei Confidential Information is required to be disclosed by law or for the purpose of complying with governmental law, rules or regulations, or (c) such Kissei Confidential Information is disclosed under an appropriate secrecy agreement to outside research institutions performing experiments and tests on the Compound and/or the Product on behalf of ObsEva so as to perform the purpose of this Agreement or sublicensing activities in the ObsEva Territory in accordance with this Agreement, or (d) such Kissei Confidential Information is disclosed for due performance of this Agreement.

15.02 Publication. Each Party shall submit to the other Party for the other Party’s written consent any publication, presentation or abstract of information related to any results of clinical, non-clinical or other studies conducted by the Party or its Affiliates or its sublicensees hereunder for review and approval at least twenty-one (21) calendar days prior to submission. In case the other Party does not object (on reasonable grounds) to said proposed publication, presentation or abstract within said twenty-one (21) calendar day deadline, the other Party shall be deemed to have approved said publication, presentation or abstract.

15.03 Ownership of Know-How. All Kissei Know-How disclosed by Kissei to ObsEva shall remain the intellectual property of Kissei, but exclusively licensed to ObsEva for the ObsEva Territory pursuant to the terms of this Agreement. In the event a court or other legal or administrative tribunal, directly or through an appointed master, trustee or receiver, assumes partial or complete control over the assets of ObsEva based on the insolvency or bankruptcy of ObsEva, ObsEva shall promptly notify the court or other tribunal (a) that the Kissei Know-How received from Kissei remains the property of Kissei and (b) of the confidentiality obligations under this Agreement. In addition, ObsEva shall, to the extent authorized under applicable law, take all steps necessary or desirable to maintain the confidentiality of the Kissei Know-How and to insure that the court, other tribunal or appointee maintains such information in confidence in accordance with the terms of this Agreement. All ObsEva Know-How disclosed by ObsEva to Kissei shall remain the intellectual property of ObsEva, but exclusively licensed to Kissei for the Kissei Territory pursuant to the terms of this Agreement. In the event that a court or other legal or administrative tribunal, directly or through an appointed master, trustee or receiver, assumes partial or complete control over the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

assets of Kissei based on the insolvency or bankruptcy of Kissei, Kissei shall promptly notify the court or other tribunal (a) that the ObsEva Know-How received from ObsEva remains the property of ObsEva (b) of the confidentiality obligations under this Agreement. In addition, Kissei shall, to the extent authorized under applicable law, take all steps necessary or desirable to maintain the confidentiality of the ObsEva Know-How and to insure that the court, other tribunal or appointee maintains such information in confidence in accordance with the terms of this Agreement.

15.04 ObsEva Confidential Information. Subject to any other provisions of this Agreement, Kissei, for itself and its Affiliates and its sublicensees agrees that it shall, during the term of this Agreement and for a period of [*] years thereafter or [*] years from the Effective Date, whichever is longer, hold in confidence the ObsEva Know-How defined as ObsEva Confidential Information hereunder and shall not disclose such ObsEva Confidential Information to any Third Party nor use such ObsEva Confidential Information for any commercial purpose other than the purpose of this Agreement, without first obtaining the written consent of ObsEva. The term “ObsEva Confidential Information” means any and all ObsEva Know-How, except as follows:

(i)	such ObsEva Know-How is a part of the public domain prior to the disclosure by ObsEva to Kissei hereunder; or

(ii)	such ObsEva Know-How becomes a part of the public domain after the disclosure by ObsEva to Kissei hereunder without any breach by Kissei of this Agreement; or

(iii)	such ObsEva Know-How which Kissei can demonstrate that it had independently developed prior to the disclosure by ObsEva to Kissei hereunder; or

(iv)	such ObsEva Know-How is disclosed to Kissei by Third Party who has the right to make such disclosure.

Nothing contained herein shall prevent Kissei, its Affiliates or its licensees, if any, from disclosing any of such ObsEva Confidential Information to the extent that (a) such ObsEva Confidential Information is disclosed in connection with the securing of necessary governmental authorizations for the marketing of the Product in the Kissei Territory, or (b) such ObsEva Confidential Information is required to be disclosed by law or for the purpose of complying with governmental law, rules or regulations, or (c) such ObsEva Confidential Information is disclosed under an appropriate secrecy agreement to outside research institutions performing experiments and tests on the Compound and/or the Product on behalf of Kissei so as to perform the purpose of this Agreement or licensing activities in the Kissei Territory in accordance with this Agreement, or (d) such ObsEva Confidential Information is disclosed for due performance of this Agreement.

16	Safety Information

16.01 Safety Data Exchange. Kissei and ObsEva shall each promptly inform the other in writing with respect to any significant information it comes to know of (from any source) relating in any way to the safety of the Compound or Product including possible adverse drug reactions during the development stage and the commercial stage. The details of such reporting shall be stipulated in separate agreements, consistent with regulatory requirements of the ObsEva Territory and Kissei Territory, to be entered into by the Parties in due course.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

17	Term and Termination

17.01 This Agreement shall become effective on the Effective Date. Unless sooner terminated by any other provision of this Agreement, this Agreement shall expire with respect to each Product on a country-by-country basis upon the completion of the Royalty Term, provided, however, that in the case where ObsEva continues to purchase the Compound in accordance with Section 8.02, this Agreement shall survive and continue under the general conditions described in Section 5.01 (v) and Section 9.03 with necessary amendment by the Parties.

17.02 Notwithstanding the stipulation in Section 17.01 hereof, each Party shall have the right to terminate this Agreement upon the occurrence of any of the following itemized events:

(i)	Either Party notifies the other Party of the fact of default or breach of any provision in this Agreement by the notified Party, which shall contain a list of proposed corrective measures, and the notified Party fails to take corrective measures to mitigate or cure such default or breach within ninety (90) days from the date of notification, provided that notice of termination is given to the notified Party upon or subsequent to the expiration of such ninety (90) day period and prior to the notified Party’s correction of such default or breach; for the avoidance of doubt, instead of terminating this Agreement in case of failure to take corrective measures to mitigate or cure a breach of Section 6.03 in accordance with this Section 17.02(i), Kissei shall have an option to make the license granted to ObsEva under Section 2.01 non-exclusive by giving a written notice to ObsEva, provided further that Kissei shall have the right to terminate this Agreement immediately in the case of ObsEva’s breach of Section 4.01(i) except any case of reasonable administrative delay; or

(ii)	Either Party files in any court or agency pursuant to any statute or regulation pertaining to bankruptcy, solvency, or payment of debts, of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if the other Party shall propose or be a Party to any dissolution or liquidation, or if the other Party shall make an assignment for the benefit of creditors.

17.03 ObsEva may, at its discretion, terminate this Agreement for scientific, commercial, strategic or intellectual property reasons, upon (i) sixty (60) days’ prior written notice to Kissei, if a Product has not been launched in any country of the ObsEva Territory, or (ii) six (6) months prior written notice to Kissei, if a Product has been launched in any country of the ObsEva Territory. In the notice of termination, ObsEva shall briefly state the nature of its reason for termination.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

17.04 Kissei may forthwith terminate this Agreement in case that

(i)	ObsEva does not purchase the Compound for use at the development stage for any consecutive forth-eight (48) month period subject practically to the development plan in the Exhibit C to be updated by both Parties from time to time and in accordance with the provisions of Section 9 of this Agreement; or

(ii)	no or substantially no development, regulatory or marketing activities of the Product are performed for more than twelve (12) months as a result of any Change of Control occurs in ObsEva; provided that “Change of Control” in this paragraph means any transaction in which ObsEva (i) sells, conveys or otherwise disposes of all or substantially all of its assets or (ii) merges, consolidates thereto, in the aggregate, no longer own more than fifty percent (50%) of the outstanding securities or capital stock of the surviving party following the merger, consolidation or other transaction.

17.05 Upon the termination of this Agreement for ObsEva breach, ObsEva bankruptcy, if ObsEva terminates the Agreement pursuant to Section 17.03, or if Kissei terminates the Agreement pursuant to Section 17.04:

(i)	ObsEva shall cease to use Kissei Patent and Kissei Know How and shall return to Kissei any and all documents and electronic data that embodies the Kissei Know-How;

(ii)	ObsEva shall transfer free-of-charge to Kissei the ObsEva Patent and ObsEva Know-How to the extent authorized under applicable law;

(iii)	ObsEva shall notify Kissei of the amount of Compound and Product ObsEva and its Affiliates and its sublicensees, if any, then have on hand, and ObsEva and its Affiliates and its sublicensees, if any, shall either destroy or transfer such Compound and Product upon Kissei’s instruction;

(iv)	Kissei has the right to receive all payments of the royalties accrued under Section 5 hereof;

(v)	Kissei may exercise its audit rights pursuant to Section 5.07;

(vi)	Sub-licensing agreements between ObsEva and its sublicensees based on this Agreement shall be automatically assigned to Kissei. For the avoidance of doubt, upon completion of the assignment, Kissei shall be entitled to terminate the sublicensing agreements in compliance with the terms governing termination set out in said sublicensing agreements which shall as a matter of principle reflect this Section 17.

(vii)

ObsEva shall, and shall cause its Affiliates and its sublicensees (if applicable) to, provide Kissei and/or its Affiliates and/or any Third Party appointed by Kissei (hereinafter referred to as “Transferee”) with reasonable assistance in the transfer, to the extent authorized under applicable laws or regulations of the ObsEva Territory, to the Transferee of the Marketing Approvals or any other authorization, approval or license which ObsEva or its Affiliates and its sublicensees (if applicable) has with

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

respect to the Compound or the Product in each country of the ObsEva Territory which is not covered by a sublicense that is transferred to Kissei pursuant to Section 17.05 (vi). Such assistance shall include, among others, an authorization by ObsEva or its Affiliates and its sublicensees (if applicable) given to the Transferee to access to the Regulatory Filings and Marketing Approval filed by ObsEva or its Affiliates and its sublicensees (if applicable) with the competent health authorities with respect to the Compound and/or the Product in the relevant countries of the ObsEva Territory, the provision by ObsEva, if necessary, to the Transferee of the ObsEva Know-How and such other acts which the Transferee may reasonably request ObsEva in order to transfer the Regulatory Filings and Marketing Approval with respect to the Compound and the Product in the relevant countries of the ObsEva Territory.

17.06 Upon the termination of this Agreement for Kissei breach or Kissei bankruptcy:

(i)	Kissei shall cease to use ObsEva Patents and ObsEva Know-How and shall return to ObsEva any documents and electronic data that embodies the ObsEva Know-How, provided that Kissei’s licensees shall have the right to continue to use ObsEva Patent and ObsEva Know-How.

(ii)	In case that ObsEva terminates this Agreement for Kissei material breach under Section 17.02 (i), Kissei shall grant an exclusive, royalty-free paid-up and perpetual license right under the Kissei Patent and Kissei Know How to ObsEva in the ObsEva Territory to the extent authorized under applicable law; and

(iii)	In case that ObsEva terminates this Agreement for Kissei bankruptcy, the license granted under Section 2.01, Section 4, Section 5 and practical conditions thereof shall survive the termination and all sublicenses granted under Section 2.02 shall survive on the same manner. In the case ObsEva wishes to continue this Agreement but Kissei’s administrator wishes to exercise its statutory power to terminate this Agreement, ObsEva shall have the exclusive option, only to override such power, to be assigned all or part of the Kissei Patents in the ObsEva Territory for free (or if it is not allowed by applicable law, based on reasonable compensation). If ObsEva exercises such options, Kissei shall duly cooperate with ObsEva for the assignment of the Kissei Patents to ObsEva.

18	Announcement

No public announcement or other disclosure to Third Parties concerning the existence of or terms or provisions of this Agreement or Compound shall be made, either directly or indirectly, by any Party to this Agreement, except as may be legally required or as may be required for recording purposes, without first obtaining the written approval of the other Party and agreement upon the nature and text of such announcement or disclosure, provided that the Parties shall use reasonable efforts to provide the draft announcement or other disclosure in advance even if such announcement or other disclosure is legally required or required for recording purposes.

Subject to legally required disclosure or announcement which has to be made in a shorter deadline, the Party desiring to make any such public announcement or other disclosure

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

will inform the other Party of the proposed announcement or disclosure at least seven (7) calendar days prior to public release or such other period to be agreed by the Parties, and will provide the other Party with a written copy of a draft text for such public release, in order to allow such other Party to review, comment upon and approve announcement or disclosure. Such approval shall not be unreasonably withheld and shall be provided within the abovementioned seven (7) calendar day period or such other period to be agreed by the Parties, failing which the announcement or disclosure shall be deemed approved.

19	Governing Law

This Agreement shall be governed by the Law of Japan.

20	Dispute Resolution

20.01 Organization Resolution. The Parties will try to settle their differences amicably between themselves. In the event of any controversy or claim arising out of or relating to any provision of this Agreement or the performance or alleged non-performance of a Party of its obligations under this Agreement (“Dispute”), a Party may notify the other Party in writing of such Dispute. If the Parties are unable to resolve the Dispute within sixty (60) days of receipt of the written notice by the other Party, such Dispute will be referred to the appropriate officers of the Parties who shall attempt for an additional thirty (30) days to resolve such Dispute in good faith. If Dispute is not resolved by such officers of each Party within such thirty (30) day period, such Dispute will be referred to the Chief Executive Officers or Chief Operating Officer of each of the Parties who will use their good faith efforts to resolve the Dispute within thirty (30) days after it was referred to the Chief Executive Officers or Chief Operating Officer.

20.02 Arbitration. Any Dispute that is not resolved as provided in Section 20.01, whether before or after termination of this Agreement, shall be referred to and finally determined by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (“ICC”). The arbitration proceedings will be held in Tokyo in English language if ObsEva is the Party seeking arbitration and in Geneva in English language if Kissei is the Party seeking arbitration. The arbitration will be conducted by three (3) arbitrators according to the ICC Arbitration Rules.

20.03 Binding Decision. The decision by the arbitrators will be binding and conclusive upon the Parties, their successors and permitted assigns and the Parties will comply with such decision in good faith. The Parties agree that any damages awarded pursuant to any Dispute submitted to arbitration hereunder will be limited to compensatory damages and that the arbitrators will in no event have authority to award any special, incidental, consequential or punitive damages. Whether a claim, Dispute or other matter in question would be barred by the applicable statute of limitations, which statute of limitations will apply to any claim or Dispute, will also be determined by binding arbitration pursuant to this Section 20.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

21	Notices

21.01 Any notice required to be given under this Agreement shall be given in the English language by sending such notices by postage-prepaid registered airmail or an internationally recognized overnight courier service if formal and by e-mail or facsimile if informal addressed to the other Party at the address listed below:

For Kissei:	Kissei Pharmaceutical Co., Ltd.
1-8-9 Nihonbashi, Muromachi
Chuo-Ku, Tokyo 103-0022, Japan
Attention: Senior Director of Business Development and Licensing
Telephone: [*]
Facsimile: [*]
E-mail: To be informed by Kissei to ObsEva from time to time

For ObsEva:	ObsEva SA
Chemin des Aulx, 12,
1228 Plan-les-Ouates, Switzerland
Attention: Chief Executive Officer
Telephone: [*]
Facsimile: [*]
E-mail: To be informed by ObsEva to Kissei from time to time

Either Party may notify the other Party of a different address to receive the other Party’s notices in accordance with the manner described in this Section 21.01.

21.02 In the case where any notice is sent by airmail, such notice shall be sent return receipt requested and is deemed to be received by the other Party upon endorsement, by an employee or agent of the other Party of such receipt.

22	Force Majeure

22.01 Neither Party shall be liable for any failure to perform as required by this Agreement by reason of Force Majeure, to the extent such failure to perform is due to circumstances reasonably beyond the control of such Party, including but not limited to requisition or interference by any government, state or local authorities, war, riots, civil disturbances, strikes or other labor disputes, accidents, failure to secure required governmental approval, civil disorders or acts of aggression, acts of God, energy or other conservation shortages, diseases, or other such occurrences.

22.02 If and when any Party is hindered in its performance of its obligations under this Agreement by reason of Force Majeure, the performance shall be suspended during, but not longer than, the continuance of such circumstances.

22.03 Either Party hereto whose performance of obligations has been hindered by reason of Force Majeure shall, to the extent possible, inform the other Party immediately, and shall use reasonable efforts to overcome the effect of the Force Majeure.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

23	Indemnification

23.01 Indemnification by Kissei. Kissei shall defend, indemnify and hold ObsEva and its Affiliates and sublicensees and all the officers, directors, and employees thereof harmless from and against all suits, claims, liabilities (including, for the avoidance of doubt, product liability claims), costs, damages, judgements and other expenses (including, but not limited to, reasonable legal fees and expenses) arising from:

a)	Kissei’s material breach of any term of this Agreement,

b)	the negligence, recklessness or willful misconduct or fraud on the part of Kissei or any of its Affiliates or licensees or any of its or their officers, directors or employees with respect to the Compound produced by Kissei or in the performance of this Agreement, or

c)	any claims made by Third Party against ObsEva relating to the Compound or Product produced, manufactured, supplied, used, tested, sold or distributed by or on behalf of Kissei or its Affiliates or licensees into the Kissei Territory at any time; provided, however, that Kissei shall not be required to indemnify ObsEva to the extent that any such claims arose out of or resulted from the negligence, recklessness or willful misconduct or fraud of ObsEva or any of its Affiliates or sublicensees.

23.02 Indemnification by ObsEva. ObsEva shall defend, indemnify and hold Kissei and its Affiliates and licensees and all the officers, directors, and employees thereof harmless from and against all suits, claims, liabilities (including, for the avoidance of doubt, product liability claims), costs, damages, judgements and other expenses (including, but not limited to, reasonable legal fees and expenses) arising from:

a)	ObsEva’s material breach of any term of this Agreement,

b)	the negligence, recklessness or willful misconduct or fraud on the part of ObsEva or any of its Affiliates or sublicensees or any of its or their officers, directors or employees with respect to the Product produced by ObsEva or in the performance of this Agreement, or

c)	any claims made by Third Party against Kissei relating to the Compound or the Products produced, manufactured, supplied, used, tested, by ObsEva or its Affiliates or sublicensees and sold as a Product into the ObsEva Territory at any time after the Letter Agreement;

provided, however, that ObsEva shall not be required to indemnify Kissei to the extent that any such claims arose out of or resulted from the negligence, recklessness or willful misconduct or fraud of Kissei or any of its Affiliates or licensees.

23.03 Indemnification Procedures. A Party which intends to claim indemnification under Section 23.01 or 23.02 hereof (the “Indemnitee”) will promptly notify the other Party (the “Indemnitor”) in writing of any claim, lawsuit or other action in respect of which the Indemnitee or any of its directors, officers, employees, and Affiliates and licensees or sublicensees (as the case may be) intend to claim such indemnification within a reasonable period of time after the assertion of such claim; provided, however, that the failure to provide written notice of such claim within a reasonable period of time will not relieve the Indemnitor of any of its obligations hereunder, except to the extent that the Indemnitor is materially prejudiced by such failure to provide prompt notice. The Indemnitor will have the right to assume the complete control of the defense, compromise or settlement of any such claim (provided that no settlement of any claim will include any admission of wrongdoing on the part of an Indemnitee, without the prior written consent of such Indemnitee, which such consent

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

will not be unreasonably withheld). The Indemnitor may, at its own expense, employ of legal counsel to defend the claim at issue. The Indemnitee may, in its sole discretion and at its own expense, employ legal counsel to represent it (in addition to the legal counsel employed by the Indemnitor) in any such matter, and in such event legal counsel selected by the Indemnitee will be required to confer and cooperate with such counsel of the Indemnitor in such defense, compromise or settlement for the purpose of informing and sharing information with the Indemnitor. The Indemnitee will, at its own expense, make available to Indemnitor those employees, officers and directors or Indemnitee whose assistance, testimony or presence is necessary, useful or appropriate to assist the Indemnitor in evaluating, defending or settling any such claim; provided, however, that any such access will be conducted in such a manner as not to interfere unreasonably with the operations of the businesses of Indemnitee; and will otherwise fully cooperate with the Indemnitor and its legal counsel in the investigation and defense of such claim.

24	Non-assignability

This Agreement is personal to the Parties hereto and shall not be assignable to any Third Party by either Party without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed, provided that any Party may assign this Agreement to any entity with which such Party may merge or consolidate (or engage in some other form of corporate combination), or to which it may transfer all or substantially all of its assets to which this Agreement relates, on condition that all successors and permitted assignees of a Party shall be subject to, and will be bound, by all the terms and conditions of this Agreement. Any attempted assignment made contrary to the provisions hereof will be void. Notwithstanding the foregoing, Kissei’s co-promotion rights pursuant to Section 7.05 shall not be assigned to any Third Party.

25	Original Text

The text of this Agreement in the English language shall be the original text, and any text in another language, even if such a text is made by translation of the text in English language or prepared by any of the Parties hereto for the purpose of its own convenience, shall have no meaning for any purpose between the Parties hereto.

26	Entire Agreement

This Agreement, together with the respective Exhibits attached to this Agreement, shall constitute the entire agreement between the Parties hereto concerning the subject matter hereof and shall supersede any other agreements, whether oral or written, express or implied, including the Confidential Disclosure Agreement dated September 4, 2014 and the Letter Agreement dated August 5, 2015, by and between the Parties, and may not be changed or modified or revised except as specifically agreed upon by the Parties in writing.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

27	Severability

27.01 In the event any portion of this Agreement shall be held illegal, void or ineffective, the remaining portions hereof shall remain in full force and effect.

27.02 If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule or law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform with such statute or rule or law.

28	Independent Contractors; No Partnership

The Parties hereto are independent contractors. In making and performing this Agreement, the Parties are acting, and intend to be treated, as independent entities performing a contract, and nothing contained in this Agreement is to be construed or implied or deemed to create an agency, partnership, joint venture or an employee/employer relationship between ObsEva and Kissei. This Agreement is not, and will not be deemed to be, a partnership agreement or joint venture agreement, expressly or by implication. Employees of each Party remain employees of said Party and will be considered at no time agents of or owing a fiduciary duty to the other Party. Neither Party hereto will have any implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any other contract, agreement or undertaking with any Third Party.

29	Amendment

The Parties hereto may amend, modify or alter any of the provisions of this Agreement, but such amendment, modification or alteration shall be valid and binding on either Party only if memorialized by a written instrument that explicitly refers to this Agreement and is duly executed by both Parties hereto.

30	United Nations Convention

THE PARTIES EXPRESSLY DISCLAIM AND EXCLUDE THE APPLICATION OF THE UNITED NATIONS CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALES OF GOODS.

31	Counterparts

This Agreement may be executed by the Parties in one or more identical counterparts, all of which together will constitute this Agreement. If this Agreement is executed in counterparts, no signatory hereto will be bound until both Parties have duly executed a counterpart of this Agreement.

32	Communications

All communications, whether written or oral, between the Parties under this Agreement (including without limitation the disclosure of Know-How, notices, reports, documents submitted to the JDC) shall be made in English unless otherwise set forth herein.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in duplicate counterparts by their duly authorized representatives, each fully executed copy hereof to be deemed as original, as of the Effective Date.

Kissei Pharmaceutical Co., Ltd.

By:	/s/ Mutsuo Kanzawa
Mr. Mutsuo Kanzawa Chairman and CEO Kissei Pharmaceutical Co., Ltd.

ObsEva SA

By:	/s/ Ernest Loumaye
Mr. Ernest Loumaye, MD, PhD CEO ObsEva SA

/s/ Fabien De Ladonchamps
Mr. Fabien De Ladonchamps Finance Director ObsEva SA

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit A

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit B-1

Kissei Patents

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit B-2

Kissei Relevant Patents

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit C

ObsEva’s Development Plan’s GANTT chart

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.